MERGER AND SHARE EXCHANGE AGREEMENT

 dated

 March 25, 2015
by and among
Asta Holdings, Corp., a Nevada corporation,
 as the Parent,
CSA Acquisition Subsidiary, LLC, a Colorado limited liability company, as the Acquisition Subsidiary,
CSA LLC, a Colorado limited liability company,
 as the Company

MERGER AND SHARE EXCHANGE AGREEMENT
This MERGER AND SHARE EXCHANGE AGREEMENT (the "Agreement"), dated as of March 25, 2015 (the "Signing Date"), by and among Asta Holdings, Corp., a Nevada corporation (the "Parent"), CSA Acquisition Subsidiary, LLC, a Colorado limited liability company and a wholly owned subsidiary of Parent (the "Acquisition Subsidiary"), and CSA LLC, a Colorado limited liability company (the "Company").
W I T N E S E T H :
A.            The Company provides security solutions for state licensed cannabis companies in the United States (the "Business").
B.            The Members collectively own 100% of the issued and outstanding Units (as defined below) of the Company;
C.            Parent owns all of the issued and outstanding shares of equity securities of the Acquisition Subsidiary, which was formed for the sole purposes of the merger of Acquisition Subsidiary with and into the Company, in which the Company will be the surviving limited liability company (the "Merger"), and the acquisition by the Parent of the Units of the Company in accordance with and subject to the terms and conditions of this Agreement (the "Transaction"); and
The parties accordingly agree as follows:
ARTICLE I
 DEFINITIONS
The following terms, as used herein, have the following meanings:
1.1             "Action" means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2            "Acquisition Subsidiary" means CSA Acquisition Subsidiary, LLC, a Colorado limited liability company and a wholly owned subsidiary of Parent, as referenced in the Preamble.

1.3            "Acquisition Subsidiary Units" is defined in Section 5.5(b).

1.4            "Additional Agreements" mean the Lock-Up Agreement in the form attached hereto as Exhibit A and all amendments thereto.

1.5            "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.6            "Agreement" is defined in the Preamble.

1.7            "Amended and Restated Articles of Incorporation" means the Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit B.

1.8            "Articles of Merger" means the Articles of Merger in the form attached hereto as Exhibit C.

1.9            "2013 Audited Annual Financial Statements" is defined in Section 3.7(b).

1.10            "Authority" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.
1.11            "Books and Records" means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person's assets, the business or its transactions are otherwise reflected, other than stock books and minute books.
1.12            "Business" is defined in the Recitals.
1.13            "Business Day" means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.
1.14            "Certificate of Designation" means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Nevada in the form attached to the Amended and Restated Articles of Incorporation.
1.15            "Closing" is defined in Section 2.4.
1.16            "Closing Date" is defined in Section 2.4.
1.17            "COBRA" means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.
1.18            "Code" means the Internal Revenue Code of 1986, as amended.
1.19            "Commission" means the Securities and Exchange Commission
1.20            "Company" means CSA LLC, a Colorado limited liability company, as referenced in the Preamble.
1.21            "Company Indemnifying Party" is defined in Section 9.2.
1.22            "Contracts" means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Companies is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under any of the Companies' dominion or control.
1.23            "Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise."  Controlled", "Controlling" and "under common Control with" have correlative meanings.  Without limiting the foregoing a Person (the "Controlled Person") shall be deemed Controlled by (a) any other Person (the "10% Owner") (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.24            "Effective Time"  Shall be the time the Statement of Merger is accepted by the Secretary of State for the State of Colorado or such time that the Acquisition Subsidiary and Company designate in such Statement of Merger.
1.25            "Environmental Laws" shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.
1.26            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
1.27            "Exchange Act" means the Securities Exchange Act of 1934, as amended.
1.28            "Existing Employee Agreement" is defined in Section 3.17(a).
1.29            "Financial Statements" is defined in Section 3.7(b).
1.30            "Hazardous Material" shall mean any material, emission, chemical, substance or waste that has been designated by any United States government Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.
1.31            "Hazardous Materials Activity" shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.
1.32            "Indebtedness" means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.
1.33            "Indemnification Notice" is defined in Section 9.2(a).
1.34            "Indemnified Party" is defined in Section 9.1.

1.35             "Intellectual Property Right" means the intellectual property, confidential information, and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; and (h) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.
1.36            "Labor Agreements" is defined in Section 3.17(a).
1.37            "Law" means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.
1.38            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.
1.39            "Lock-Up Agreement" means the Lock-Up Agreement in the form attached hereto as Exhibit A.
1.40            "Loss(es)" is defined in Section 9.1.
1.41            "Manager" has the same meaning as such term has in the Company's Operating Agreement.
1.42             "Material Adverse Effect" or "Material Adverse Change" means a material adverse change or a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.
1.43            "Material Contracts" means the contracts, agreements and understanding listed on Schedule 3.12(a).
1.44            "Member(s)" means the members who collectively own 100% of the issued and outstanding Units of the Company, all of whom are listed on Schedule I hereto.
1.45             "Operating Agreement" means First Amended and Restated Operating Agreement of the Company dated March 19, 2014, including any and all amendments thereto.
1.46            "Order" means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.
1.47            "Outside Closing Date" is defined in Section 11.1.
1.48             "Parent" means Asta Holdings, Corp., a Nevada corporation, as referenced in the Preamble.

1.49            "Parent Balance Sheet" is defined in Section 5.14.
1.50            "Parent Balance Sheet Date" is defined in Section 5.14.
1.51            "Parent Common Stock" is defined in Section 5.5(a).
1.52            "Parent Employee Benefit Plans" is defined in Section 5.17.
1.53            "Parent Financial Statements" is defined in Section 5.9.
1.54            "Parent Indemnifying Party" is defined in Section 9.1.
1.55            "Parent Preferred Stock" is defined in Section 8.1(c).
1.56            "Parent Registration" is defined in Section 5.8(a).
1.57            "Parent Stock" refers collectively to the Parent Preferred Stock and Parent Common Stock as defined in Section 5.4(a).
1.58            "Parent SEC Documents" is defined in Section 5.8(b).
1.59            "Payment Securities" is defined in Section 2.2.
1.60            "Permits" is defined in Section 3.13.
1.61            "Permitted Liens" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; and (ii) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Company of any Contract or Law, and (D) the Liens set forth on Schedule 1.62.
1.62            "Person" means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
1.63            "Registered Intellectual Property" is defined in Section 3.15.
1.64            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.
1.65            "Securities Act" means the Securities Act of 1933, as amended.
1.66            "Series A Preferred Stock" means up to 1,500,000 shares of the Company's Series A Convertible Preferred Stock to be issued by Company having the rights, preferences and privileges set forth in the Certificate of Designation, in the form attached to the Amended and Restated Articles of Incorporation.
1.67            "Signing Date" is defined in the Preamble.
1.68            "Subsidiary" means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.69            "Tangible Personal Property" means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 3.10.
1.70            "Tax(es)" means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.
1.71            "Taxing Authority" means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
1.72            "Tax Return" means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.
1.73            "Third-Party Claim" is defined in Section 9.2(a).
1.74            "Transaction" is defined in the preamble.
1.75             "Units" is defined in Section 3.5.
1.76            "U.S. GAAP" means U.S. generally accepted accounting principles, consistently applied.
ARTICLE II
 PURCHASE AND SALE
2.1            Merger.  Subject to the terms and conditions of this Agreement and the Articles of Merger, Acquisition Subsidiary shall be merged with and into the Company.  At the Effective Time, the separate legal existence of Acquisition Subsidiary shall cease, and the Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the "Surviving Company") and shall continue its corporate existence under the laws of the State of Colorado under the name "CSA LLC"
2.2            Unit Exchange.  On the Closing Date, (x) the Members shall transfer to the Parent an aggregate of 1,125,000 Units, representing all of the Units of the Company outstanding as of the time of the exchange, and (y) Parent shall issue an aggregate of 69,751,509 fully paid and nonassessable shares of Parent Common Stock in exchange for the Units to the Members in the amounts set forth on Schedule "I" (collectively referred to herein as the "Payment Securities"). The number of shares of Parent Common Stock included as Payment Securities shall give effect to the Forward Stock Split.
2.3            Section 351 Transaction.  For U.S. federal income tax purposes, the Transaction is intended to constitute an exchange of property for stock under Section 351 of the Code. The parties to this Agreement hereby (i) agree to file and retain such information as shall be required under Section 1.351-3 of the United States Treasury Regulations, and (ii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transaction under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on any such transaction. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction is determined not to qualify under Section 351 of the Code.

2.4            Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the "Closing") of the Transaction shall take place at the offices of Husch Blackwell LLP, 1700 Lincoln Street, Suite 4700, Denver, CO 80203 on the third Business Day after all the closing conditions set forth in Article VII to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Parent and the Company may agree (the date and time at which the Closing is actually held being the "Closing Date").  At the Closing:
(a)            Parent shall deliver the Payment Securities in accordance with Section 2.2.
(b)            The Members shall deliver to Parent instructions to the Company's registrar and transfer agent that, at the Closing, their Units be transferred to Parent, with all necessary transfer Tax and other revenue stamps, acquired at each Member's expense, affixed.
2.5            Board of Directors.  Immediately after the Closing, the Parent's board of directors will consist of three (3) directors. The Company shall designate three (3) persons to the Parent's board of directors. The Parent and the Company will work together to assure that at least one (1) of the designated directors qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange.
2.6            Appointment of Officers.  Simultaneously upon the Signing Date, the parties shall have appointed Daniel C. Williams to serve as Chief Executive Officer and president of the Parent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
 THE COMPANY
The Company hereby represents and warrants to Parent that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct and complete to the knowledge of the Company as of the date of this Agreement and as of the Closing Date.
3.1            Corporate Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.
3.2            Authorization.
(a)            The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Manager and the approval of the super majority of the Members of the Company. This Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

3.3            Governmental Authorization.  Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.
3.4            Non-Contravention.  None of the execution, delivery or performance by the Company of this Agreement does or will:
(a)            contravene or conflict with the organizational or constitutive documents of the Company;
(b)            contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company;
(c)            constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company;
(d)            require any payment or reimbursement by any of the Company (other than obligations set forth in the Additional Agreements);
(e)            cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract (i) binding upon the Company, or (ii) by which any of the Units or the Company's assets is or may be bound; or
(f)            result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Units or the Company's assets.
3.5            Capitalization.  The Company has an authorized capitalization consisting of 1,250,000 Units, as defined in the Company's Operating Agreement (the "Units").  All of the Units have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person.  All of the issued and outstanding Units of the Company are owned of record and beneficially by the Members as set forth on Schedule "I".  Upon the Closing, the Parent shall receive good, valid and marketable title to 1,125,000 Units after giving effect to the repurchase of 125,000 Units, free and clear of all Liens.  No other class of membership units is authorized or outstanding.  Except as set forth on Schedule 3.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Units of the Company, or (b) agreements by any Member with respect to any of the Units, including any voting trust, other voting agreement or proxy with respect thereto, or (c) equity holder agreements between the Company and its direct or indirect holders regarding the securities of such company.
3.6            Certificate of Formation and Operating Agreement.  Copies of (a) the certificate of formation of the Company, as certified by the Secretary of State of its state of formation within 60 days of the Signing Date, and (b) the Operating Agreement, be delivered to Parent, and such copies shall be each true and complete copies of such instruments as amended and in effect on such delivery date.
3.7            Financial Statements.
(a)            The Company shall, three (3) Business Days prior to the Closing Date, deliver to the Parent the (i) audited balance sheet as of December 31, 2014 (the "Company Balance Sheet Date"), and (ii) audited statements of operations and accumulated deficits and cash flows for the years ended December 31, 2014 and December 31, 2013 (collectively, the "Audited Financial Statements").
(b)            The Company has delivered to the Parent financial statements of the Company for the period ended December 31, 2014, consisting of the balance sheet as of such date, the income statement for period ended on such date, and the cash flow statement for the period ended on such date (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements").

(c)            The Financial Statements (a) are in accordance with the books and records of the Company, and (b) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.
(d)            Except as fully disclosed in Schedule 3.7(d), the Company has no indebtedness, liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise).
3.8            Books and Records.  The Company shall make all Books and Records of the Company available to Parent for its inspection and shall deliver to Parent complete and accurate copies of all documents referred to in the schedules to this Agreement or that Parent otherwise has requested within sixty (60) days from the Signing Date.
3.9            Absence of Certain Changes.  Since the Company Balance Sheet Date, each of the Companies has conducted the Business in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, since the Company Balance Sheet Date, there has not been any Material Adverse Effect in the value to Parent of the transactions contemplated hereby.
3.10            Properties; Title to the Company's Assets.  Except as set forth on Schedule 3.10 the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.
3.11            Litigation.  Except as provided on Schedule 3.11, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Company, threatened, against or affecting, the Company.  Except as provided on Schedule 3.11, there are no outstanding judgments against the Company.
3.12            Contracts.
(a)            Schedule 3.12(a) lists all material Contracts, oral or written (collectively, "Material Contracts") to which the Company is a party and which are currently in effect and constitute the following:
(i)            all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);
(ii)            all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 annually;
(iii)            all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $75,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;
(iv)            all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;
(v)            all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company; and

(vi)            all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit.
3.13            Licenses and Permits.  Schedule 3.13 correctly lists each license, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the "Permits").  Except as indicated on Schedule 3.13, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business.
3.14            Compliance with Laws.  Except as set forth on Schedule 3.14, the Company has not violated nor is in violations of, and to the Company's best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.
3.15            Intellectual Property.  The Company owns, free and clear of all Liens other than Permitted Liens, or otherwise possesses a valid right to use, all Intellectual Property Rights necessary to conduct its business as currently operated.  Schedule 3.15 sets forth a true, correct and complete list of all registered patents, trademarks, service marks, trade names, Internet domain names and copyrights of each of the Companies and any applications for any of the foregoing (collectively, "Registered Intellectual Property"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.
3.16            Insurance Coverage. There is in full force and effect one or more policies of insurance, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for business entities engaged in the same or similar business and similarly situated.  Other than as described on Schedule 3.16, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  Other than as set forth on Schedule 3.16, no suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.
3.17            Employment Matters.
(a)            Schedule 3.17(a) sets forth a true and complete list of every employment agreement (each an "Existing Employment Agreement"), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company, to the extent that any such agreement relates to the Business of the Company, now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee's employment that does not apply to the Company (to the extent such employment relates to that of the Company) employees generally (collectively, "Labor Agreements").
(b)            The Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor.  All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals have been made.

3.18            Environmental Laws.
(a)            Except as set forth in Schedule 3.18, the Company has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Companies, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)            The Company has delivered to Parent all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.
(c)            Except as provided for on Schedule 3.18(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
3.19            Finders' Fees.  Except as set forth on Schedule 3.19, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.
3.20            Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent in writing that materially and adversely affects nor, insofar as Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Company.  No representation or warranty by Company herein and no information disclosed in the schedules or exhibits hereto by Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE IV
 STATUS OF SCHEDULES AS OF SIGNING DATE; SURVIVAL OF REPRESENTATIONS AND WARRANTIES
4.1            Status of Schedules as of Signing Date.
(a)            To the extent that any of the schedules to this Agreement are not provided to the Parent on the date of this Agreement, such schedules shall be provided by the Company to the Parent as soon as such schedules are available, but in any event three (3) Business Days prior to the Closing Date (or within such other timeframe as is specifically set forth in Article III).  The Parent shall have fifteen (15) days to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules, in the absence of which request the schedules shall be deemed final.  Each time additional information or revisions are requested, the Parent shall have fifteen (15) days after receipt of the revised schedules to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules.  The disclosure schedules shall be deemed final after the Parent has received the schedules and does not comment on such draft of the schedules for fifteen (15) days after receipt.

(b)            Any representations or warranties with respect to those matters or items in any schedule described in Article III shall be made (unless waived or amended) only as of the date on which such Schedule is deemed final pursuant to Section 4.1(a).
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY
Parent and Acquisition Subsidiary, jointly and severally, hereby represent and warrant to the Company that:
5.1            Corporate Existence and Power.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada.  Acquisition Subsidiary is a limited liability company duly organized and existing in good standing under the laws of the State of Colorado.  Parent and Acquisition Subsidiary have heretofore delivered to the Company complete and correct copies of their respective Articles of Incorporation, By-Laws, Articles of Organization and Operating Agreement as now in effect.  Parent and Acquisition Subsidiary have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Subsidiary has any subsidiaries (except Parent's ownership of Acquisition Subsidiary) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding membership interests of Acquisition Subsidiary free and clear of all Liens, and Acquisition Subsidiary has no outstanding options, warrants or rights to purchase its membership interests or other securities of Acquisition Subsidiary, other than the membership interest owned by Parent.  Unless the context otherwise requires, all references in this Article V to "Parent" shall be treated as being a reference to Parent and Acquisition Subsidiary taken together as one enterprise.
5.2            Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.
5.3            Governmental Authorization.  Neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.
5.4            Non-Contravention.  The execution, delivery and performance by Parent of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.
5.5            Authorized Capital.
(a)            The authorized capital stock of Parent consists of (i) 75,000,000 shares of Common Stock, par value $0.001 per share, ("Parent Common Stock") of which 9,680,000 shares are issued and outstanding.  Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other equity security of Parent or Acquisition Subsidiary, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Stock or any other equity security of Parent or Acquisition Subsidiary.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Stock.  The offer, issuance and sale of such shares of Parent Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Parent Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or "Blue Sky" law.

(b)            The authorized capital stock of Acquisition Subsidiary consists of 1,000 units (the "Acquisition Subsidiary Units"), of which 1,000 units are issued and outstanding.  All of the outstanding Acquisition Subsidiary Units are owned by Parent.  All outstanding units of the equity of Acquisition Subsidiary are validly issued and outstanding, fully paid and non-assessable, and none of such units have been issued in violation of the preemptive rights of any Person.  Acquisition Subsidiary has no outstanding options, rights or commitments to issue shares of Acquisition Subsidiary.  Units or any other equity security of Acquisition Subsidiary, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquisition Subsidiary Units or any other equity security of Acquisition Subsidiary.
5.6            Acquisition Subsidiary.  Acquisition Subsidiary is a wholly-owned Colorado limited liability company of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement and the other agreements to be made pursuant to or in connection with the Transaction.
5.7            Validity of Shares.  The shares of Parent Common Stock to be issued at the Closing pursuant to Section 2.2 hereof, when issued and delivered in accordance with the terms of the Agreement, shall be duly and validly issued, fully paid and non-assessable.  The issuance of the Parent Common Stock upon consummation of the Merger pursuant to Sections 2.2 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state "Blue Sky" or securities laws.
5.8            SEC Reporting and Compliance.
(a)            Parent filed a registration statement on Form S-1 under the Securities Act, which became effective on March 31, 2014 (the "Parent Registration").  Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.
(b)            Parent has made available to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the "Parent SEC Documents") filed by Parent with the Commission.  As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.
(c)            Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.
(d)            Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.
(e)            Parent is not, and never has been, a "shell company" as defined in Rule 12b-2 under the Exchange Act and as indicated in the Parent's filings with the Commission.
(f)            The shares of Parent Common Stock are quoted on the OTCQB tier of the OTC Markets Group (the "OTC Markets") under the symbol "AHDT" and Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of the OTC Markets applicable to it and the Parent Common Stock.  The issuance of Parent Common Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Common Stock is currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver the Parent Common Stock contemplated by this Agreement.

(g)            Between the date hereof and the Effective Time, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets.
(h)            The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.
(i)            Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws, rules and regulations.
5.9            Financial Statements.  The balance sheets and statements of operations, stockholders' equity and cash flows contained in the Parent SEC Documents (the "Parent Financial Statements") (a) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with U. S. GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (c) are in accordance with the books and records of Parent and (d) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in Parent's Registration Statement and the Parent SEC Documents (to the extent applicable) were audited by Cutler & Co. LLC, Parent's current independent registered public accounting firm.
5.10            Governmental Consents.
(a)            All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Subsidiary required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.
(b)            All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.
5.11            Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent and/or Acquisition Subsidiary of the Merger Documents and the other agreements to be made by Parent or Acquisition Subsidiary pursuant to or in connection with the Merger Documents and the consummation by Parent and/or Acquisition Subsidiary of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Subsidiary to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency, government or Authority, (c) any order, judgment or decree of any court or Authority, or (d) any provision of their respective charters or By-Laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Subsidiary is a party or by which Parent and/or Acquisition Subsidiary or any of their respective properties is bound.

5.12            No General Solicitation.  In issuing the Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Stock by any form of general solicitation or advertising.
5.13            Binding Obligations.  This Agreement, together with the Additional Agreements,  constitute the legal, valid and binding obligations of Parent and Acquisition Subsidiary, and are enforceable against Parent and Acquisition Subsidiary, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
5.14            Absence of Undisclosed Liabilities.  Neither Parent nor Acquisition Subsidiary has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent Parent SEC Document filed by Parent (the "Parent Balance Sheet") or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the "Parent Balance Sheet Date"), none of which (individually or in the aggregate) materially and adversely affects the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.  As of the Closing Date, all liabilities of Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Acquisition Subsidiary, the Company or the stockholders of Parent following the Closing.
5.15            Absence of Changes.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has conducted its business in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, except as set forth in the Parent SEC Documents, since the Parent Balance Sheet Date, there has not been any Material Adverse Effect in the value to Company of the transactions contemplated hereby.
5.16            Tax Returns and Audits.  All required federal, state and local Tax Returns of Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  Parent is not and has not been delinquent in the payment of any Tax.  Parent has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations or the assessment or collection of any Tax.  None of Parent's federal income, state and local income and franchise tax returns has been audited by any governmental authority; and none of the Parent's state or local income or franchise Tax Returns has been audited by any governmental authority.  The reserves for Taxes reflected on the Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent with respect to the period ended on the Parent Balance Sheet Date.  Since the Parent Balance Sheet Date, the Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  Parent has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  Parent has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired.  Parent (i) is not a party to, nor is it bound by or obligated under, any Tax Sharing Agreements, and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.  Parent has no liability for any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

5.17            Employee Benefit Plans; ERISA.  Except as disclosed in the Parent SEC Documents, there are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Parent, whether written or unwritten and whether or not funded.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the "Parent Employee Benefit Plans."
5.18            Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Subsidiary or any of their respective properties, assets or businesses and, to the knowledge of Parent, there is no incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  Neither Parent nor Acquisition Subsidiary is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.
5.19            Licenses.  Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Parent to engage in the business currently conducted by it, all of which are in full force and effect.
5.20            Interested Party Transactions.  No officer, director or stockholder of Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person or of Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which it or any of its assets may be bound or affected.
5.21            Obligations to or by Stockholders.  Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.
5.22            Assets and Contracts.
(a)            Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens.  Parent has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Parent enjoys peaceful and undisturbed possession under all such leases.
(b)            Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, or the Parent SEC Documents, Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to Parent.  Parent does not own any real property.  Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents.  No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby.
5.23            Employees.      Other than pursuant to ordinary arrangements of employment compensation (which such arrangements are described in the Parent SEC Documents), Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.
5.24            Duty to Make Inquiry.      To the extent that any of the representations or warranties in this Article V are qualified by "knowledge" or "belief," Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

5.25            Market Makers.      Parent has at least two (2) market makers for the Parent Common Stock and such market makers shall have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Parent.
5.26            Internal Accounting Controls.      Except as set forth in Schedule 5.26, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Schedule 5.26, Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities.  Parent's officers have evaluated the effectiveness of the Parent's controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date").  Since the Evaluation Date, there have been no significant changes in Parent's internal controls or, to Parent's knowledge, in other factors that could significantly affect Parent's internal controls except as set forth in Schedule 5.26.
5.27            Certain Registration Matters.      Except as specified in the Parent SEC Documents, prior to the date hereof, Parent has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of Parent registered with the Commission or any other governmental authority that have not been satisfied.
5.28            Disclosure.      There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE VI
 COVENANTS OF ALL PARTIES HERETO
The parties hereto covenant and agree that:
6.1            Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company as reasonably requested by Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, provided, however, that upon Parent's request, the parties hereto will work together in good faith to perform further analysis of the structure of the transactions contemplated by this Agreement following additional diligence to further evaluate the relative tax efficiencies of such transactions, and, if such analysis identifies a structure that is generally more tax efficient than the structure contemplated by this Agreement, the parties agree to negotiate such alternate structure in good faith and take any actions necessary to implement such alternate structure.
6.2            Confidentiality.  The Company, on the one hand, and Parent and Parent, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief.  Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.  The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

ARTICLE VII
 CONDUCT OF BUSINESS PENDING MERGER
7.1            Conduct of Business by the Company Pending the Merger.      Prior to the Effective Time, unless Parent or Acquisition Subsidiary shall otherwise agree in writing or as otherwise contemplated by this Agreement or the Additional Agreements:
(a)            The Business of the Company shall be conducted only in the ordinary course;
(b)            The Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any of its Units; (ii) amend its Operating Agreement except to effectuate the transactions contemplated in this Agreement or (iii) split, combine or reclassify the outstanding Units or declare, set aside or pay any dividend payable in cash, equity or property or make any distribution with respect to any such Units;
(c)            The Company shall not (i) issue or agree to issue any additional Units, or options, warrants or rights of any kind to acquire any Units; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;
(d)            The Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;
(e)            The Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and
(f)            The Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any employee benefit plan or arrangement.
7.2            Conduct of Business by Parent and Acquisition Subsidiary Pending the Merger.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)            The business of Parent and Acquisition Subsidiary shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Subsidiary immediately prior the Effective Time;
(b)            Neither Parent nor Acquisition Subsidiary shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or By-Laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;
(c)            Neither Parent nor Acquisition Subsidiary shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock other than to effectuate the transactions contemplated or permitted pursuant to this Agreement; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 7.2(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;
(d)            Neither Parent nor Acquisition Subsidiary will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving Parent or Acquisition Subsidiary or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and
(e)            Neither Parent nor Acquisition Subsidiary will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.
7.3            Prior to the Closing Date, the Company shall have hired a Chief Operating Officer reasonably satisfactory to the Company's Board of Directors who shall approve the selection of such officer and the terms and conditions of his or her employment.
ARTICLE VIII
 CONDITIONS TO CLOSING
8.1            Condition to the Obligations of the Parties.  The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:
(a)            No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.
(b)            There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)            Parent shall have amended its Articles of Incorporation to authorize 300,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share (the "Parent Preferred Stock") and designate 1,500,000 shares of Parent Preferred Stock as Series A Preferred Stock.
(d)            Parent shall have raised no less than $1,150,000 via the sale of its Series A Preferred Stock, which amount may include the Company Exchange Debt set forth in Section 8.1(j).
(e)            Parent shall effectuate a forward split of the Parent Common Stock at a ratio of 1 to 13.8 (the "Forward Stock Split").
(f)            Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.
(g)            Parent shall have received the Financial Statements of the Company in form satisfactory to Parent and Company.
(h)            The Members and stockholders of Parent shall have entered into a Lock-Up Agreement. Notwithstanding anything to contrary provided for in the Lock-Up Agreement, 50% of the shares of Common Stock owned by the Persons set forth on Schedule 8.1(h) shall be subject to the restrictions on sale set forth in such agreement until the three (3) month anniversary of the Closing.
(i)             The Parties shall have received the written consent of the Members, in a form satisfactory to both the Parent and the Company, authorizing the exchange of Units for shares of Parent Common Stock as set forth in Section 2.2.
(j)            The holders of certain indebtedness of the Company in the principal amount of $250,000 (the "Company Exchange Debt") shall have agreed to exchange the principal amount and accrued interest of Company Exchange Debt for shares of the Series A Preferred Stock on a dollar of dollar basis.
(k)            George Furlan shall have cancelled 7,485,508 shares of the Company's Common Stock pursuant to an agreement satisfactory to Parent and Company.
(l)            The Company shall have hired a Chief Operating Officer reasonably satisfactory to holders of a majority of the Series A Preferred Stock.
(m)            The Company shall have completed the repurchase of 53,571.5 Units from Dixie Holdings, LLC and 71,428.5 Units from James Willet pursuant to the terms of the First Amendment to the Class A Unit Purchase and Sale Agreement between the Company, Dixie Holdings, LLC and James Willett.
8.2            Conditions to Obligations of Parent.  The obligation of Parent to consummate the Closing is subject to the satisfaction, or the waiver at Parent's sole and absolute discretion, of all the following further conditions:
(a)            The Company shall have duly performed all of its obligations hereunder required to be performed by them at or prior to the Closing Date.
(b)          All of the representations and warranties of the Company contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company, the Manager or any Member pursuant hereto, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect, shall: (i) be true, correct and complete (A) at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)            There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.
(d)            Parent shall have received a certificate signed by the Manager of the Company to the effect set forth in clauses (a) through (c) of this Section 8.2.
(e)            No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Parent of any of the Units or the effective operation of the Business by the Company after the Closing Date.
(f)            Parent shall have received from each Member a general release of all claims against the Company and their officers, directors, employees and Affiliates (other than Parent solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Parent.
(g)            Parent shall have received final Schedules unless waived in writing by Parent.
(h)            Parent shall have received the Financial Statements.
8.3            Conditions to Obligations of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company's discretion, of all of the following further conditions:
(a)            (i) The Parent and Acquisition Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent and Acquisition Subsidiary contained in this Agreement, and in any certificate or other writing delivered by Parent or the Acquisition Subsidiary pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Parent to the foregoing effect.
(b)            Parent shall have executed and delivered to the Members each Additional Agreement to which it is a party.
(c)            Parent shall have changed its name to "CSA Holdings, Inc." and made the requisite filings with each Authority necessary to effect such name change.
(d)            Parent shall change its fiscal year to end as of December 31st.
ARTICLE IX
 INDEMNIFICATION
9.1            Indemnification of Company.  Parent ("Parent Indemnifying Party") hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a "Company Indemnified Party"), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys' fees and other costs and expenses) (all of the foregoing collectively, "Losses") incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Parent contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Parent (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

9.2            Indemnification of Parent.  The Company ("Company Indemnifying Party") hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Parent, each of its Affiliates and each of its and their respective officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a "Parent Indemnified Party"), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys' fees and other costs and expenses) (all of the foregoing collectively, "Losses") incurred or sustained by any Parent Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Company (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.
9.3            Procedure.  The following shall apply with respect to all claims by an Parent Indemnified Party or Company Indemnified Party for indemnification:
(a)            An indemnified party shall give the indemnifying party prompt notice (an "Indemnification Notice") of any third-party Action with respect to which such indemnified party seeks indemnification pursuant to Section 9.1 (a "Third-Party Claim"), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified party.  The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified party under Section 9.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.
(b)            In the case of any Third-Party Claims as to which indemnification is sought by any indemnified party, such indemnified party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the indemnified party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified party that the indemnification provisions of Section 9.1 are applicable to such Action and the Indemnifying Party will indemnify such indemnified party in respect of such Action pursuant to the terms of Section 8.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party's liability for Losses, counterclaim or offset, (ii) notify such indemnified party in writing of the intention of the indemnifying party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified party to conduct the defense of such Third-Party Claim.
(c)            If the indemnifying party assumes the defense of any such Third-Party Claim pursuant to Section 9.2(b), then the indemnified party shall cooperate with the indemnifying party in any manner reasonably requested in connection with the defense, and the indemnified party shall have the right to be kept fully informed by the indemnifying party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege.  If the indemnifying party so assumes the defense of any such Third-Party Claim, the indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified party and the indemnifying party and the indemnified party shall have been advised by its counsel that there may be a conflict of interest between such indemnified party and the indemnifying party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party.

(d)            If the indemnifying party elects to assume the defense of any Third-Party Claim pursuant to Section 9.2(b), the indemnified party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified party for such liability.  If the indemnifying party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying party fails to adequately prosecute or withdraw such defense, the indemnified party shall have the right to undertake the defense or settlement thereof, at the indemnifying party's expense.  Notwithstanding anything to the contrary, the indemnifying party shall not be entitled to control, but may participate in, and the indemnified party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified party.  In the event the indemnified party retains control of the Third Party Claim, the indemnified party will not settle the subject claim without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.
(e)            If the indemnified party undertakes the defense of any such Third-Party Claim pursuant to this Section 9.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified party shall give the indemnifying party prompt written notice thereof and the indemnifying party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying party's expense.  The indemnifying party shall not, without the prior written consent of such indemnified party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified party (such as an increase in the indemnified party's income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.
9.4            Periodic Payments.  Any indemnification required by Section 9.1 for costs, disbursements or expenses of any indemnified party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying party to each indemnified party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.
9.5            Insurance.  Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.
ARTICLE X
 DISPUTE RESOLUTION
10.1            Arbitration.
(a)            The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the "Arbitrator").  Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)            If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the Denver, Colorado chapter head of the American Arbitration Association upon the written request of either side.  The Arbitrator shall be selected within thirty (30) days of such written request.
(c)            The laws of the State of Colorado shall apply to any arbitration hereunder.  In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Colorado applicable to a contract negotiated, signed, and wholly to be performed in the State of Colorado, which laws the Arbitrator shall apply in rendering his decision.  The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected.  The Arbitrator shall have no authority to award punitive or other exemplary damages.
(d)            The arbitration shall be held in Denver, Colorado in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.
(e)            On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).
(f)            The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.
(g)            The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs in such decision.  The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.
(h)            Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction.  The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Denver, Colorado to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration.  The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder.  None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.
(i)            The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.
(j)            This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.
10.2            Waiver of Jury Trial; Exemplary Damages.
(a)            THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.  NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)            Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel.  Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.
ARTICLE XI
 TERMINATION
11.1            Termination Without Default; Expenses.  In the event that the Closing of the transactions contemplated hereunder has not occurred by June 30, 2015 (the "Outside Closing Date") and no material breach of this Agreement by Parent, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side.  Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.  In the event this Agreement is terminated pursuant to this Section 11.1, each party shall bear its own expenses incurred in connection with this Agreement.
11.2            Termination Upon Default.
(a)            Parent may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the Company or any Member shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.
(b)            The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company or Members may have, if Parent shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.
11.3            Survival.  The provisions of Articles IX, XI and XII, as well as Section 6.2, shall survive any termination hereof pursuant to Article XI.
ARTICLE XII
 MISCELLANEOUS
12.1            Notices.  Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee's day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee's day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested.  Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent:
Asta Holdings, Corp.
330 Clematis Street, Suite 217
West Palm Beach, Florida 33401

with a copy to (which shall not constitute notice):

Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, Florida 33401
Attention: Laura Anthony
Telecopy: 561.514.0832

if to Company:

CSA LLC
7704 Harlan Street, Suite 511
Denver, CO 80212

with a copy to (which shall not constitute notice):

Husch Blackwell LLP
1700 Lincoln Street, Suite 4700
Denver, CO 80203
Attention: Steven N. Levine
Telecopy: 303.749.7272

12.2            Amendments; No Waivers; Remedies.
(a)            This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition.  No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
(c)            Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.
(d)            Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.
12.3            Arm's Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm's-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement.  This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4            Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.
12.5            Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
12.6            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party.  Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.
12.7            Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without giving effect to the conflict of laws principles thereof.
12.8            Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
12.9            Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.
12.10            Severability.  A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.
12.11            Construction of Certain Terms and References; Captions.  In this Agreement:
(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.
(b)            The words "herein," "hereof," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, "party" means a party signatory hereto.
(c)            Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; "including" means "including without limitation;" "or" means "and/or;" "any" means "any one, more than one, or all;" and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)            Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.  Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.
(e)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice.  If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
(f)            Captions are not a part of this Agreement, but are included for convenience, only.
(g)            For the avoidance of any doubt, all references in this Agreement to "the knowledge or best knowledge of the Company" or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Manager of the Company.
12.12            Further Assurances.  Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party's obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
12.13            Third Party Beneficiaries.  Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.
[signature pages follow]

IN WITNESS WHEREOF, the Parent, the Company, and the Acquisition Subsidiary have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

Asta Holding, Corp:

By: /s/ George Furlan
Name: George Furlan
Title: President

COMPANY:

CSA LLC:

By: /s/ Daniel C. Williams
Name: Daniel C. Williams
Title: Manager

ACQUISITION SUBSIDIARY:

CSA Acquisition Subsidiary, LLC:

By: /s/ George Furlan
Name: George Furlan
Title: Manager

SCHEDULE I
UNITS AND PARENT COMMON STOCK TO BE EXCHANGED
Members	CSA Units	Parent Company Shares of Stock to be delivered to the Members in exchange for their Units[1]
Daniel Clark Williams	815,625	50,569,844
Dixie Holdings, LLC	53,572	3,321,505
James Willett	71,429	4,428,663
Edward J. Rudisell	62,500	3,875,084
Robert Barnhart	28,125	1,743,788
George Samuel	12,500	775,017
Lone Pine Investments LLC	12,500	775,017
Freedom Energy Holdings	12,500	775,017
Kelley Moss	31,250	1,937,542
Steve Berg	12,500	775,017
Chris Jensen	12,500	775,017
TOTAL	1,125,000	69,751,509

1 Amounts give effect to prospective Forward Stock Split, as defined herein.

EXHIBIT A

FORM OF LOCK UP AGREEMENT

This Lock-Up Agreement (this "Agreement") is dated as of  __________, 2015 and made by the shareholder set forth on the signature page to this Agreement (the "Holder "). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger and Share Exchange Agreement (as defined below).

WHEREAS, each of Asta Holdings, Corp. ("AHDT"), CSA Acquisition Subsidiary, LLC, and CSA LLC, a Colorado limited liability company, have entered into a Merger and Share Exchange Agreement dated March 25, 2015 (the "Share Exchange Agreement" ) that provides for AHDT's acquisition of CSA through a merger and exchange transaction; and

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Share Exchange Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, and until (i) the three (3) month anniversary of the Closing with respect to seventy five percent (75%) of the Shares (as defined below); (ii) the six (6) month anniversary of the Closing with respect to fifty percent (50%) of the Shares; and (iii) the nine (9) month anniversary of the Closing with respect to twenty percent (25%) of the Shares, the undersigned will not, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of AHDT or any other securities convertible into or exercisable or exchangeable for shares of AHDT, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of AHDT that may be acquired by the Holder under the terms of the Share Exchange Agreement (collectively, the "Shares "), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

The restrictions on the actions set forth in clauses (a) through (c) above shall expire with respect to 25% of the Shares on the nine (9) month anniversary of the Closing. Furthermore, such restrictions shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to AHDT by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; (vi) transfers of Shares by the undersigned that are in compliance with applicable federal and state securities laws; or (vii) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) above, each donee, distributee or transferee shall sign and deliver to AHDT, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.
A - 1

4. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

5. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Share Exchange Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

8. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and AHDT.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

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EXHIBIT B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF
ASTA HOLDINGS CORP.

Pursuant to NRS 78.403 under Nevada General Corporation Law (Title 7, Chapter 78 of the Nevada Revised Statutes), ASTA HOLDINGS CORP., a Nevada corporation (the "Corporation"), hereby amends and restates its Articles of Incorporation as follows:

ARTICLE I
NAME

The name of the corporation is CSA HOLDINGS INC. (the "Corporation").

ARTICLE II
PURPOSE

The Corporation is organized for the purpose of engaging in any business, trade or activity which may be lawfully conducted or permitted by a corporation organized under Nevada General Corporation Law, Chapter 78 of the Nevada Revised Statutes.  The Corporation also shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose or purposes of this Corporation.

ARTICLE III
DURATION

The duration of the Corporation's existence shall be perpetual.

ARTICLE IV
CAPITAL STOCK

Section 1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be 320,000,000 (i) 300,000,000 shares of common stock, par value $.001 per share  (the "Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

            Section 2.  Preferred Stock.  The Board of Directors is authorized at any time, and from time to time, to provide the for the issuance of shares of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a)  The rate and manner of payment of dividends, if any;

(b)  Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                                        (c)  The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

                                        (d)  Sinking fund provisions, if any, for the redemption or purchase of shares;

                                        (e)  The terms and conditions, if any, on which shares may be converted or exchanged;

                                        (f)  Voting rights, if any; and

                                         (g)  Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

        The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

   Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada as may be required by law.

Section 4. Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.
(a) There shall be a series of the Preferred Stock of the Corporation which shall be designated as the "Series A Convertible Preferred," $0.001 par value, and the number of shares constituting such series shall be One Million Five Hundred Thousand (1,500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series A Preferred shall have the rights, preferences, restrictions and other terms relating to such series of preferred stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred attached hereto as Exhibit A and incorporated herein by reference.

(b)            Except as otherwise provided herein or the Bylaws, the holders of shares of Series A Preferred, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

ARTICLE V
PREEMPTIVE RIGHTS

Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.

ARTICLE VI
NO CUMULATIVE VOTING

At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected.  No cumulative voting for directors, however, shall be permitted.

ARTICLE VII
BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The manner of election and qualifications shall be provided in the Bylaws of the Corporation. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to resolution adopted by a majority of the full Board of Directors.

ARTICLE VIII
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws.  Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE IX
LIMITATION OF DIRECTORS' LIABILITY

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.  If Nevada General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by Nevada General Corporation Law as so amended.  Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE X
INDEMNIFICATION

            Section 1.  Right to Indemnification.  Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney's fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

            Section 2.  Advances.  Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Section 1 of this Article X in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article X, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

Section 3.  Savings Clause.  If this Article X or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article X that has not been invalidated and to the fullest extent permitted by law.

ARTICLE XI
MISCELLANEOUS

Section 1.  Effective Date. The effective date of these Amended and Restated Articles of Incorporation shall be the close of business on [____, 2015].

Section 2.  Adoption of Amendment.  The foregoing Amended and Restated Articles of Incorporation were approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on [____, 2015].

The Amended and Restated Articles of Incorporation were approved by the written consent of holders a majority of our outstanding common stock, our only voting group, on [____, 2015]. The number of votes cast for the amendment was sufficient for approval by holders of common stock, our only voting group.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of [____, 2015].

ASTA HOLDINGS CORP.
By: _______________________________ Name: Title:

EXHIBIT A

CSA HOLDINGS INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
5% SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.                          Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Alternate Consideration" shall have the meaning set forth in Section 6(c).

"Bankruptcy Event" means any of the following events: (a) the Corporation or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof, (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d‑5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Series A Preferred and the Securities issued together with the Series A Preferred), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one‑half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue plus accrued but unpaid dividends.

"Conversion Date" shall have the meaning set forth in Section 5(a).

"Conversion Price" shall have the meaning set forth in Section 5(b).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred in accordance with the terms hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exempt Issuance" means the issuance of shares of Common Stock or Common Stock Equivalents entitling employees, officers or directors of the Corporation to acquire shares of Common Stock pursuant to any employment agreement currently in effect and any stock or option plan duly adopted for such purpose by the Board of Directors and the vote of the independent member of the Board of Directors; provided, however, such issuances shall not exceed, in the aggregate, 3% of the shares of authorized Common Stock available for issuance after giving effect to the issuance of Common Stock pursuant to the terms of the Merger and Share Exchange Agreement entered into among the Corporation, CSA Acquisition Subsidiary, LLC and CSA LLC dated ___, 2015 (the "Merger Agreement"), any shares of Common Stock issuable under any other agreements as permitted under the Merger Agreement and upon conversion of the Series A Preferred Stock.

"Fundamental Transaction" shall have the meaning set forth in Section 6(c).

"Holder" shall have the meaning given such term in Section 2(a).

"Junior Securities" means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred in dividend rights or liquidation preference.

"Liquidation" shall have the meaning set forth in Section 4.

"Nevada Courts" shall have the meaning set forth in Section 7(d).

"Notice of Conversion" shall have the meaning set forth in Section 5(a).

"Original Issue Date" means the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Securities" means the Series A Preferred and the Underlying Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series A Preferred" shall have the meaning set forth in Section 2(a).

"Share Delivery Date" shall have the meaning set forth in Section 5(c).

"Stated Value" shall have the meaning set forth in Section 2(a).

"Subsidiary" means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the Original Issue Date.

"Successor Entity" shall have the meaning set forth in Section 6(c).

"Trading Day" means a day on which the New York Stock Exchange is open for business.

"Transfer Agent" means a transfer agent to be appointed by the Corporation and any successor transfer agent of the Corporation.

"Underlying Shares" means the shares of Common Stock issued and issuable upon conversion of the Series A Preferred in accordance with the terms of this Certificate of Designation.

Section 2.                          Designation, Amount and Par Value and Dividends.

(a) The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Series A Preferred") and the number of shares so designated shall be 1,500,000 (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred (each, a "Holder" and collectively, the "Holders")). Each share of Series A Preferred shall have a par value of $0.001 per share and a stated value equal to $1.00 (the "Stated Value").

(b)  Dividends. From and after the date of issuance or each share of Series A Preferred, cumulative dividends on such Series A Preferred shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 5.0% per annum on the sum of the Stated Value thereof.  All accrued dividends on any share of Series A Preferred shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred in accordance with the provisions of Section 4 or Section 5(d); provided, that to the extent not paid prior to each Conversion Date, dividends accrued on shares of Series A Preferred converted pursuant to Section 5(a)-(c) shall be payable on each such Conversion Date by inclusion in the applicable Conversion Amount.

Section 3.                          Voting Rights. Except as otherwise provided herein or as otherwise required by law, holders of Series A Preferred shall be entitled to one vote per share on matters submitted to a vote of the stockholders of the Corporation. Also, as long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 51% of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to, or otherwise pari passu with, the Series A Preferred, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Section 4.                          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 5.                          Conversion and Redemption.

a)            Conversions at Option of Holder. Each share of Series A Preferred shall be convertible, at any time and from time to time from and after six (6) months after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(d)) determined by dividing the Conversion Amount by the Conversion Price. The number of shares of Series A Preferred which may be converted in any three month period shall be limited to a maximum of one-third of the total number of shares of Series A Preferred originally acquired by a Holder. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series A Preferred to be converted, the number of shares of Series A Preferred owned prior to the conversion at issue, the number of shares of Series A Preferred owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series A Preferred, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred to the Corporation unless all of the shares of Series A Preferred represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred promptly following the Conversion Date at issue.  Shares of Series A Preferred converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)            Conversion Price.  The conversion price for the Series A Preferred shall equal $0.25, subject to adjustment herein (the "Conversion Price").

c)	Mechanics of Conversion

i.            Delivery of Conversion Shares Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred which, on or after the earlier of (i) the twelve month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions.  If the Common Stock is listed or quoted for public trading, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 5 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.            Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.            Obligation Absolute.  The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value, plus the amount of the accrued, but unpaid dividends, of its Series A Preferred, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value, plus the amount of the accrued, but unpaid dividends, of Series A Preferred which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.

iv.            Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series A Preferred.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

v.            Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred.   As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi.            Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Series A Preferred shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)	Redemption.

i.            Corporation's Redemption Option. At any time three (3) years after the Original Issue Date, the Corporation shall have the right, at the Corporation's option, to redeem all or a portion of the Series A Preferred, at a price per share equal to 100% of the Stated Value per share plus accrued and unpaid dividends.

ii.            Mechanics of Redemption. If the Corporation elects to redeem any of the Series A Preferred then outstanding, the Corporation shall, at least twenty (20) days before the date specified for redemption, send by prepaid first class mail or deliver to each person who at the date of mailing or delivery is a holder of Series A Preferred to be redeemed a notice in writing of the intention of the Corporation to redeem such Series A Preferred.  Such notice shall be mailed or delivered to each holder of Series A Preferred to be redeemed at the last address of such holder as it appears on the securities register of the Corporation, or in the event of the address of any such holder not so appearing, then to the last address of such holder known to the Corporation.  Such notice shall set out the number of Series A Preferred held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption.

iii.            Payment of Redemption Price. On and after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Series A Preferred to be redeemed the Redemption Price of such shares on presentation and surrender to the Corporation or its designated agent specified in the notice of redemption, of the certificate or certificates representing the Series A Preferred called for redemption.

e)            Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 5(e) applies, the determination of whether the Series A Preferred is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series A Preferred are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Series A Preferred may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Preferred are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred held by the applicable Holder.  A Holder, upon not less than 61 days' prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(e) applicable to its Series A Preferred provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A Preferred held by the Holder and the provisions of this Section 5(e) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred.

Section 6.                          Certain Adjustments.

a)            Stock Dividends and Stock Splits.  If the Corporation, at any time while this Series A Preferred is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

b)            Pro Rata Distributions. During such time as this Series A Preferred is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Series A Preferred, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series A Preferred (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)                  Fundamental Transaction.  If, at any time while this Series A Preferred is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Series A Preferred, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series A Preferred is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 6(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series A Preferred, deliver to the Holder in exchange for this Series A Preferred a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A Preferred which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series A Preferred (without regard to any limitations on the conversion of this Series A Preferred) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

d)            Subsequent Equity Sales.  If, at any time during the five year period after the date when this Series A Preferred is issued, the Corporation or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustment will be made under this Section 6(d) in respect of an Exempt Issuance.  If the Corporation enters into a Variable Rate Transaction, despite the prohibition set forth herein, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(d), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice").  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 6(d), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

e)            Subsequent Rights Offerings.  In addition to any adjustments pursuant to this Section 6, if at any time after the effective date of these Amended and Restated Articles of Incorporation the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Series A Preferred (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).  Notwithstanding the foregoing, no Holder shall be entitled to any Purchase Rights in respect of an Exempt Issuance.

f)            Calculations.  All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)            Notice to the Holders.

i.            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.            Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 7.                          Negative Covenants.  As long as any shares of Series A Preferred are outstanding, unless the holders of at least 51% in Stated Value of the then outstanding shares of Series A Preferred shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)	The Corporation shall be prohibited from effecting or entering into an agreement to effect any issuance by the Corporation or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. "Variable Rate Transaction" means a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Corporation may issue securities at a future determined price. Any Holder shall be entitled to obtain injunctive relief against the Corporation to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

b)	enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom which individually or in the aggregate exceed $100,000;

c)	enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom which individually or in the aggregate exceed $100,000;

d)	amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

e)	repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under this Certificate of Designations;

f)	pay dividends or distributions on Junior Securities of the Corporation;

g)	enter into any employment agreement with any officer, director or employee of the Corporation or any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and is deemed fair and reasonable by the Corporation's Board of Directors which shall include at least one independent director; or

h)	enter into any agreement with respect to any of the foregoing.

Section 8.                          Redemption Upon Triggering Events.

a)	"Triggering Event" means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.	the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series A Preferred in accordance with the terms hereof;

ii.	the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iii.	unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the obligations in this Certificate of Designations, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 10 calendar days after the date on which written notice of such failure or breach shall have been delivered;

iv.	the Corporation shall be party to a Change of Control Transaction;

v.	there shall have occurred a Bankruptcy Event; or

vi.	any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unpaid, unvacated, unbonded or unstayed for a period of 45 calendar days.

b)	Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series A Preferred then held by such Holder for a redemption price, in cash, equal to 130% of the Stated Value (the "Triggering Redemption Amount"). Notwithstanding anything to the contrary, in the event of a Change of Control Transaction, the Triggering Redemption Amount shall equal 100% of the Stated Value. The Triggering Redemption Amount, in cash shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal 18% per annum accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series A Preferred is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

Section 9.                          Miscellaneous.

a)            Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: President, facsimile number _______________, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)            Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred at the time, place, and rate, and in the coin or currency, herein prescribed.

c)            Lost or Mutilated Series A Preferred Certificate.  If a Holder's Series A Preferred certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)            Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any Holder (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Clark County, Nevada (the "Nevada Courts").  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the rights of the Holders), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)            Status of Converted or Redeemed Series A Preferred.  If any shares of Series A Preferred shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of CSA Holdings Corp., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series A Preferred owned prior to Conversion: _______________
Number of shares of Series A Preferred to be Converted: ________________________
Stated Value of shares of Series A Preferred to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series A Preferred subsequent to Conversion: ________________
Address for Delivery: ______________________
[HOLDER] By:___________________________________ Name: Title:

EXHIBIT C

ARTICLES OF MERGER

To be provided at closing.